Exhibit 3.1
CERTIFICATE OF AMENDMENT
to the
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
HORIZON OFFSHORE, INC.
     Horizon Offshore, Inc., a corporation organized and existing under laws of the State of Delaware (the “Corporation”), does hereby certify that:
     FIRST: The name of the Corporation is Horizon Offshore, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 19, 1995 under the name HLS Offshore, Inc.
     SECOND: On January 12, 2006, the Board of Directors of the Corporation did duly adopt a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation declaring said amendment to be advisable.
     THIRD: On January 27, 2006, holders of more than a majority of the Corporation’s common stock voted for the proposal to amend paragraph 1 of Article IV of the Amended and Restated Certificate of Incorporation so that, as amended, paragraph 1 of Article IV shall read in its entirety as follows:
1. Authorized Stock. The Corporation shall be authorized to issue an aggregate of 105,000,000 shares of capital stock, of which 100,000,000 shares shall be Common Stock, $.00001 par value per share (the “Common Stock”), and 5,000,000 shares shall be Preferred Stock, $.00001 par value per share (the “Preferred Stock”).
Upon the filing and effectiveness of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Amendment”), each share of Common Stock of the Corporation, issued and outstanding immediately prior to such filing and effectiveness, shall be reclassified, changed and combined into one-twenty-fifth (1/25) of a share of Common Stock of the Corporation. Each holder of record of a certificate representing shares of Common Stock, as of the close of business on the effective date of the filing and effectiveness of this Amendment shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one (1) share of Common Stock for every twenty-five (25) shares of Common Stock represented by the certificate or certificates of such holder; provided, however, that no fractional shares of Common Stock shall be issued, therefore, any fractional shares shall be rounded to the next highest whole number of shares.
     FOURTH: This Certificate of Amendment shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

     FIFTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature page follows]

     IN WITNESS WHEREOF, Horizon Offshore, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its duly authorized President, on this 12th day of April, 2006.

HORIZON OFFSHORE, INC.

By:	/s/ David W. Sharp

Name:	David W. Sharp
Title:	President

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